Exhibit 23.5

CONSENT

This letter is provided in connection with the Company’s Registration Statement on Form S-1 (the “Registration Statement”).

I, Peter Kondos, hereby consent to the use of my name, in the Registration Statement, in connection with reference to my involvement in the preparation of the following technical report summary (the “Technical Report Summary”):

S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District, Shoshone County, Idaho, USA, dated as of April 14, 2023, and effective as of August 29, 2022 and to references to the Technical Report Summary, or portions thereof, in the Registration Statement, and to the inclusion and incorporation by reference of the information derived from the Technical Report Summary in the Registration Statement.

Yours truly,

/s/ Peter Kondos
August 5, 2025